VisualNetworkDesign,Inc.

101 California Street Suite 2450
San Francisco, California 94111

(415) 946-8949

Robert Bruce Ney
P.O. Box 3350
Church Street Station
New York, NY 10008-3350

June 21, 2010

Re: Offer of Employment/ Chief Executive Officer & Director

Dear Bob:

Visual Network Design (the "Company") is pleased to present this offer of employment for the position of Chief Executive Officer. This is an exempt position carrying considerable responsibility and is integral to our continued business development and success. We are excited about your interest in joining the Company and are confident that you will be an important addition to our team. This Letter formally presents the specifics of our offer of employment:

Title:	Chief Executive Officer
Rate of Pay:	$250,000 yearly/$10,416.67 base salary per pay period
Status:	Regular, Full-Time; Exempt
Supervisor:	Board of Directors of the Company
Location:	San Francisco Bay Area
Work Schedule:	Full-Time schedule, Monday - Friday
Benefits:	In accordance with Company policies as specified in the Employee Handbook and / or applicable plan documents.

Professional Contribution

You agree that you will, at all times and to the best of your abilities, loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms of this Letter, and to the reasonable satisfaction of the Company. You further agree that during your term of employment, you will devote substantially all of your working time and efforts, to the best of your ability, experience and talent, to the performance of services, duties and responsibilities. When you accept employment with the Company, you also agree that you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company. You further agree that you will not directly or indirectly engage in, or participate in, any business that is competitive, in any manner, with the business of the Company.

At-Will Employment; Status

Your employment with the Company is "at-will" and will continue only so long as continued employment is mutually agreeable to you and the Company. While we are extending this Offer with the hope you will stay and enhance your career with us, either you or the Company may terminate the employment relationship at any time, for any reason, with or without notice or cause.

Definitions

1. **Termination for Cause.** Termination of employment without Separation Pay:

    a. Failure to substantially perform your duties and/or substantially meet your performance objectives after you receive a demand for specific performance from the Board of Directors, or

    b. Failure to follow reasonable policies or directives established by the Board of Directors after written notice to you that you are not following such directives,

    c. Conduct detrimental to the Company including, but not limited to, fraud, misappropriation of the Company's assets, embezzlement, theft, malfeasance, and gross misconduct,

    d. Breach of Company's standard proprietary information and employment requirements,

    e. Conviction of a crime involving drug abuse, violence, dishonesty, or theft, or

    f. Poor job performance where the employee is given at least 30 days to correct the performance.

2. **Termination Without Cause.** Separation pay applies only to terminations for the following:

    a. Job elimination

    b. Poor performance where the Company does not give employee at least 30 days to correct the performance

    c. Change of Control. For purposes of this offer, "Change of Control" shall be deemed to occur if:

        i. The Company sells, leases, exchanges, or otherwise transfers or disposes of all or substantially all of the Company's assets, or

        ii. The Company files a plan of liquidation or dissolution of the Company, or

        iii. There is a merger or consolidation of the Company with any other corporation or corporations, provided that the stockholders

of the Company, as a group, do not hold, immediately after such event, more than 50% of the voting power of the surviving or successor corporation as a result of their shareholdings immediately prior to such event.

iv. There is a recapitalization of the Company or the conversion of existing debt or equity securities such that one related entity controls more that 50% of the voting power of the Company

d. Resignation based on Employees salary or benefits unilaterally reduced from the level specified herein.

3. **Resignation for Good Reason.** Resignation that occurs because:

   a. Employee's authority or responsibilities are materially and substantially changed and;

   b. Employee's salary or benefits are reduced (other than as a proportional reduction for all Company executives).

Compensation

1. **Base Salary.** You will be paid a monthly Base Salary of $20,833.33 based on a total base salary of $250,000 per year. Your Base Salary will be payable in two equal payments per month, pursuant to the Company's regular payroll

2. **Bonus Plan.** In addition to your Base Salary, you will be eligible to earn an incentive bonus targeted at 50% of your annual Base Salary for the fiscal year. The bonus will be defined based on your achievements.

3. **Separation Pay.** Only in the event of a Termination Without Cause or Resignation for Good Reason, you would be entitled to twelve 12 months Base Salary.

Stock Options

1. **Initial Grant.** An initial grant of stock options in the amount of 10% of total diluted number of shares of the Company will be made upon acceptance of employment by you. The definitive number of shares will be stated and agreed to in the Initial Grant and subject to the conditions of the Company's existing Stock Option Plan.

2. **Subsequent Option Grants.** Subject to the approval by the Board of Directors, your position as a member of the Company's senior management team, you will be eligible to participate in any additional equity based compensation plans the Company establishes for its senior management team.

3. **Acceleration Clause.** If, within twelve (12) months of a "Change of Control" you are "Terminated Without Cause" or "Resign for Good Reason," your vesting schedule will be immediately accelerated to 100%.

Employee Benefits

You will be considered a Regular, Full-Time employee. As a Regular, Full-Time employee, you will earn those benefits for which you either meet the eligibility requirements as specified in each respective plan document. Availability, terms and eligibility requirements of our existing benefit programs are subject to change with or without notice.

The Company offers a benefit package that includes, but is not limited to medical benefits, a 401K Plan, holidays, and paid time off. The details of these benefit policies are described in the Employee Handbook, and controlled by the applicable Summary Plan Description/Plan Document. The benefits currently offered can be viewed on the HR website.

1. **Medical**. The Company offers Blue Cross PPO group medical insurance coverage for which you will be eligible on the first of the month following one month of employment. The Company will pay 100% of your medical insurance premium and 50% of any dependent coverage you elect.

2. **401K.** The Company offers a 401(k) plan for the employees benefit. The Company does not currently match employee contributions.

3. **Paid Holidays**. The Company has identified 10 days of paid holiday benefits per calendar year (see Employee Handbook). You will eligible to use these paid holidays as they fall during your regular schedule.

4. **Paid Time Off (PTO)**. The Company recognizes the importance of time off for vacation, illness or to attend personal commitments. You will be eligible to accrue up to a maximum of 120 hours of paid time off each year, accrued at the rate of 10 hours per month (see Employee Handbook).

Employee Policies

The Company policies are described in the Company's Employee Handbook. The provisions of the Employment Application, this Offer Letter, the Employee Handbook, the Confidentiality and Proprietary Rights Agreement, and the Arbitration Agreement constitute the full and complete terms of your employment and supersede any prior representations or agreements by anyone, either oral or written. These terms of employment are not subject to change or modification of any kind, unless specified in writing, and signed by you and approved by the Company's Board of Directors.

Acceptance of Employment

This Offer of employment is contingent upon your completion and execution of all employment documents listed below. These documents are accessible on the Company's HR website. In addition, we must receive acceptable proof of identification and authorization to work in the United States (part of the I-9 form listed below).

Once you have had an opportunity to consider this Offer Letter, please indicate your agreement with these terms and conditions of employment by providing signed copies of the following documents to HR at 101 California Street, Suite 2450, San Francisco CA 94111 on or before your Start Date:

1. This Offer Letter
2. Application for Employment
3. Signature page to Employee Handbook
4. Signature page to Confidentiality and Proprietary Rights Agreement
5. Signature page to Dispute Resolution/Arbitration Agreement
6. Completed I-9 form and documentation

This Offer expires within seven (7) calendar days of the date of this Letter, June 28, 2010, unless the Company receives a signed copy within that period.

Bob, we are delighted to be able to extend this offer of employment to you and sincerely feel the Company can provide you with the opportunity to achieve rewarding results for both you and the Company. Please contact me with any questions. We look forward to working with you.

Sincerely,

Emmett DeMoss
Executive Chairman of the Company

The undersigned individual hereby accepts the Company's Offer of Employment as detailed above.

SIGNATURE: ______________________ **DATE:** ____________

PRINT NAME: ______________________

CC: HR